UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 15, 2005

To the Stockholders of
METHODE ELECTRONICS, INC.:
      Notice is hereby given that an annual meeting of stockholders of Methode Electronics, Inc. will be held on Thursday, September 15, 2005 at 3:30 p.m., Chicago time, at the Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois, for the following purposes:

1.	To elect a board of directors; and

2.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
      Our board of directors has fixed the close of business on July 27, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.
      It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet in accordance with the instructions provided. We respectfully request your cooperation.

By Order of the Board of Directors

Warren L. Batts
Chairman
August 12, 2005

GENERAL INFORMATION
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE MATTERS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
OTHER INFORMATION

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
September 15, 2005
GENERAL INFORMATION
      The enclosed proxy is solicited on behalf of Methode Electronics, Inc. (“Methode”) in connection with an annual meeting of our stockholders to be held on Thursday, September 15, 2005 at 3:30 p.m., Chicago time, at the Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois, and at any adjournment or postponement of the annual meeting.
      At the annual meeting, we will ask our stockholders to elect our board of directors.
      This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about August 12, 2005.
Record Date; Shares Outstanding
      Our board of directors has fixed the close of business on July 27, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 37,359,565 shares of our common stock outstanding. All shares of our common stock are entitled to vote at the annual meeting.
Quorum; Votes Required
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares.
      At the annual meeting, each holder of common stock will be entitled to one vote per share. The election of our board of directors requires the approval by a majority of the shares of common stock represented at the meeting and entitled to vote, assuming a quorum is present. Because abstentions and broker non-votes are counted in determining the presence of a quorum at the annual meeting, such votes have the effect of voting against the election of directors.
Voting Procedures
      It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet. In order to grant a proxy by Internet, go to www.proxyvote.com and enter your individual 12-digit control number found on your proxy card in order to obtain your records and to create an electronic voting instruction form. In order to grant a proxy by telephone, call 1-800-690-6903 and enter your individual 12-digit control number found on your proxy card and then follow the instructions given over the telephone. You may grant your proxy by Internet or by telephone up until 11:59 p.m. Eastern Time the day before the annual meeting date. Please do not submit a proxy card if you delivered your proxy by telephone or the Internet unless you intend to change your voting instructions.

      If you return a proxy without direction, the proxy will be voted “FOR” the election of all nine director nominees.
Revoking Your Proxy
      If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
Proxy Solicitation Expenses
      We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others to be forwarded to such beneficial owners. We will reimburse such persons for their reasonable costs of forwarding solicitation materials to such beneficial owners. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services.

SECURITY OWNERSHIP
Five Percent Stockholders
      The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode’s common stock as of July 27, 2005 (except as set forth in the relevant footnotes).

		Number of Shares and	Percent
		Nature of Beneficial	of
Name and Address of Beneficial Owner	Title of Class	Ownership(1)	Class

Barclays Global Investors, N.A.(2)	Common Stock	3,146,898	8.4%
45 Fremont Street
San Francisco, California 94105
T. Rowe Price Associates, Inc.(3)	Common Stock	2,956,600	7.9%
100 East Pratt Street
Baltimore, Maryland 21202
NFJ Investment Group L.P.(4)	Common Stock	1,988,000	5.3%
c/o Allianz Dresdner Asset Management
of America, L.P.
888 San Clemente Drive, Suite 100
Newport Beach, California 92660

(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.

(2)	Based solely on a Schedule 13F for the quarter ended March 31, 2005 filed by Barclays Global Investors, N.A. with the Securities and Exchange Commission on May 16, 2005. Of the shares reported, sole voting and investment power was reported with respect to 3,025,466 shares.

(3)	Based solely on a Schedule 13F for the quarter ended March 31, 2005 filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on May 13, 2005. Of the shares reported, sole voting power was reported with respect to 769,100 shares and sole investment power was reported with respect to all shares.

(4)	Based solely on a Schedule 13F for the quarter ended March 31, 2005 filed by Allianz Global Investors of America, L.P. with the Securities and Exchange Commission on May 16, 2005. Of the shares reported, sole voting power was reported with respect to 1,884,000 shares and shared investment power was reported with respect to all shares.

Directors and Executive Officers
      The following table sets forth information regarding our common stock beneficially owned as of July 27, 2005 by (i) each director, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

		Number of Shares and
		Nature of Beneficial		Percent of
Name of Beneficial Owner	Title of Class	Ownership(1)		Class

Warren L. Batts	Common Stock	30,000	(2)	*
J. Edward Colgate	Common Stock	5,370	(3)	*
Darren M. Dawson	Common Stock	6,000	(4)	*
Donald W. Duda	Common Stock	489,474	(5)	1.3
Isabelle C. Goossen	Common Stock	6,000	(6)	*
Christopher J. Hornung	Common Stock	6,850	(7)	*
Paul G. Shelton	Common Stock	13,850	(8)	*
Lawrence B. Skatoff	Common Stock	7,850	(9)	*
George S. Spindler	Common Stock	16,410	(10)	*
Douglas A. Koman	Common Stock	171,625	(11)	*
Robert J. Kuehnau	Common Stock	161,178	(12)	*
Thomas D. Reynolds	Common Stock	93,300	(13)	*
Joseph K. Sheehan	Common Stock	30,887	(14)	*
All current directors and executive officers as a group (14 individuals)	Common Stock	1,051,294	(15)	2.8

*	Percentage represents less than 1% of the total shares of common stock outstanding as of July 27, 2005.

(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated in the footnotes below.

(2)	Includes 5,000 shares of restricted stock subject to forfeiture and options to purchase 10,000 shares of common stock exercisable within 60 days.

(3)	Includes 4,580 shares of restricted stock subject to forfeiture.

(4)	Includes 5,000 shares of restricted stock subject to forfeiture.

(5)	Includes 225,000 shares of restricted stock subject to forfeiture, options to purchase 254,413 shares of common stock exercisable within 60 days, and 8,811 shares of common stock held in Methode’s 401(k) Plan.

(6)	Includes 5,000 shares of restricted stock subject to forfeiture.

(7)	Includes 5,566 shares of restricted stock subject to forfeiture.

(8)	Includes 5,566 shares of restricted stock subject to forfeiture.

(9)	Includes 5,566 shares of restricted stock subject to forfeiture.

(10)	Includes 5,273 shares of restricted stock subject to forfeiture.

(11)	Includes 41,400 shares of restricted stock subject to forfeiture, options to purchase 116,398 shares of common stock exercisable within 60 days, and 7,783 shares of common stock held in Methode’s 401(k) Plan.

(12)	Includes 23,625 shares of restricted stock subject to forfeiture, options to purchase 104,410 shares of common stock exercisable within 60 days, and 8,720 shares of common stock held in Methode’s 401(k) Plan.

(13)	Includes 40,800 shares of restricted stock subject to forfeiture and options to purchase 52,500 shares of common stock exercisable within 60 days.

(14)	Includes 10,600 shares of restricted stock subject to forfeiture and options to purchase 18,222 shares of common stock exercisable within 60 days.

(15)	Includes 395,476 shares of restricted stock subject to forfeiture, options to purchase 555,943 shares of common stock exercisable within 60 days, and 25,314 shares of common stock held in Methode’s 401(k).

ELECTION OF DIRECTORS
      A board of nine directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as Methode directors and were recommended unanimously by our Nominating and Governance Committee and nominated by the board of directors. The shares represented by the proxies given pursuant to this solicitation will be voted for the following nominees unless votes are withheld in accordance with the instructions contained in the proxy. If any of these nominees is not a candidate for election at the annual meeting, an event which the board of directors does not anticipate, the proxies will be voted for a substitute nominee recommended by the Nominating and Governance Committee and nominated by the board of directors.
      The board of directors recommends a vote “FOR” the election of the board of directors’ nominees.

Warren L. Batts
Retired Chairman and Chief Executive Officer,
Tupperware Corporation
Director since 2001
Age 72

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. In 1997, Mr. Batts retired as Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996. Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998. Mr. Batts has also served as a director and the Chairman of Chicago Children’s Memorial Medical Center; a life trustee for the Art Institute of Chicago; a director and the Chairman of the National Association of Manufacturers; and a director of the National Association of Corporate Directors.

Dr. J. Edward Colgate
Professor and Director,
Institute for Design Engineering and Applications,
Northwestern University
Director since 2004
Age 42

Dr. Colgate is currently a Professor in the Department of Mechanical Engineering and the Founding Director of the Institute for Design Engineering and Applications at Northwestern University, where he has served in various professor positions since 1988. From June 1999 until September 2000, Dr. Colgate took a sabbatical leave from Northwestern University to serve as a founder and the President of Cobotics, Inc., which is now part of Stanley Assembly Technologies, a supplier of human interface technologies for the industrial marketplace. His research interests include human-machine systems, especially cobotics and haptic interface. Dr. Colgate is currently the holder of the Alumnae of Northwestern Professorship of Teaching Excellence.

Dr. Darren M. Dawson
Professor, Electrical and Computer Engineering Department, Clemson University
Director since 2004
Age 42

Dr. Dawson currently serves as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he has held various professor positions since 1990. Dr. Dawson leads the Robotics and Mechatronics Laboratory, which is jointly operated by the Electrical and Mechanical Departments. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000.

Donald W. Duda
Chief Executive Officer and President,
Methode Electronics, Inc.
Director since 2001
Age 50

Mr. Duda has served as Methode’s Chief Executive Officer since May 2004 and Methode’s President since 2001. Mr. Duda joined Methode in 2000 and served as its Vice President — Interconnect Products Group. Prior to his service at Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998.

Isabelle C. Goossen
Vice President for Finance and Administration,
Chicago Symphony Orchestra Association
Director since 2004
Age 53

Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999.

Christopher J. Hornung
President, Pacific Cycle Division,
Dorel Industries, Inc.
Director since 2004
Age 53

Mr. Hornung has served as the President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company, since Pacific Cycle, a large bicycle company in the United States, was acquired by Dorel Industries Inc. in February 2004. Prior to the acquisition, Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle.

Paul G. Shelton
Retired Vice President and Chief Financial Officer,
FleetPride, Inc.
Director since 2004
Age 55

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1995 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton also served on the board of directors of AMCOL International Corporation for 12 years.

Lawrence B. Skatoff
Retired Executive Vice President and Chief Financial Officer,
BorgWarner Inc.
Director since 2004
Age 65

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals.

George S. Spindler
Retired Senior Vice President, Law and Corporate Affairs,
BP Amoco Corporation
Director since 2004
Age 67

Mr. Spindler retired in 1999 as Senior Vice President, Law and Corporate Affairs, for BP Amoco Corporation, a provider of oil, gas and renewable energy sources. Mr. Spindler joined Amoco Corporation as an engineer in 1961 and, after completion of his law degree in 1966, served in various legal and management roles until his retirement. Since 1999, Mr. Spindler has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business.

CORPORATE GOVERNANCE
      Methode is committed to maintaining high standards of corporate governance intended to serve the long-term interests of Methode, its stockholders and employees.
Director Independence
      Methode’s board of directors has considered the independence of its members under the applicable standards of the Securities and Exchange Commission and the Nasdaq Stock Market. The board has determined that all of its current directors are independent under those standards, except for Donald Duda, President and Chief Executive Officer of Methode. Mr. Duda’s lack of independence relates solely to his present service as an executive officer of Methode and is not due to any other transactions or relationships.
      In addition, the board of directors has determined that each current member of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Technology Committee satisfies the independence requirements of the applicable standards, if any, of the Securities and Exchange Commission and the Nasdaq Stock Market.
Board Committees
      The following chart sets forth the Committees of the Board

			Number of
			Meetings in
Committee	Members	Principal Functions	Fiscal 2005

Audit	Lawrence B. Skatoff* Isabelle C. Goossen Paul G. Shelton George S. Spindler	• Oversees accounting and financial reporting and audits of financial statements.
• Monitors performance of internal audit function and Company’s system of internal control.
• Monitors performance, qualifications and independence of Company’s independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.
• Monitors compliance with legal and regulatory requirements, including Company’s Code of Business Conduct.
		• Reviews Methode’s press releases and SEC filings.	9
Compensation	Christopher J. Hornung* Warren L. Batts Isabelle C. Goossen Paul G. Shelton	• Oversees Methode’s compensation policies and plans. • Approves goals and incentives for the compensation of the Chief Executive Officer and with the advice of management, other officers and managers. • Approves grants under Methode’s stock plans.	4
Nominating and Governance	Warren L. Batts* Christopher J. Hornung Lawrence B. Skatoff George S. Spindler	• Selects director candidates for election to the Board at the annual meeting or to fill vacancies. • Recommends board committee assignments. • Recommends compensation and benefits for directors. • Reviews Methode’s Corporate Governance Guidelines. • Conducts an annual assessment of board performance. • Annually reviews succession planning for the Chief Executive Officer.	2
Technology	Darren M. Dawson* J. Edward Colgate	• Reviews with management Methode’s technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	2

*	Committee Chairperson

      During fiscal year 2005, no director attended less than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend board and stockholder meetings and meetings of committees on which they serve and to meet as frequently as necessary to properly discharge their responsibilities.
      Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, the Chairman of the Board is the Presiding Director of such sessions.
      The Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the board, which may be found on our website at www.methode.com. See “Audit Committee Matters” below for more information regarding the Audit Committee.
Nominating Process of the Nominating and Governance Committee
      The Nominating and Governance Committee is responsible for identifying and recommending to the board of directors individuals qualified to become directors consistent with criteria approved by the board. In considering potential candidates for the board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience, consistent with the needs of Methode; specific areas of expertise and leadership roles; and the ability to bring diversity to the board. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership including membership on appropriate committees. No person shall be nominated for election as a director after his or her 75th birthday.
      The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on the board. The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the board’s contacts are not sufficient to identify an appropriate candidate.
      The Committee will consider suggestions from Methode’s stockholders. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members are evaluated. Upon receiving a stockholder recommendation, the Committee will initially determine the need for additional or replacement board members and evaluate the candidate based on the information the Committee receives with the stockholder recommendation or may otherwise acquire, and, may, in its discretion, consult with the other members of our board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.
      Our stockholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting. The Committee believes this deadline is appropriate and in the best interests of Methode and our stockholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2006 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by April 15, 2006. The written notice must include:

•	the name, age, business address and residence address of each proposed nominee and the principal occupation or employment of each nominee;

•	the number of shares of Methode stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of those nominees.
      Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.
Communications with Directors
      Methode’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our board of directors on appropriate matters. All of our directors attended the 2004 annual meeting. We anticipate that all of our directors will attend the 2005 annual meeting.
      In addition, stockholders may, at any time, communicate in writing with any particular director, or independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Methode or Methode’s business or communications that relate to other improper or irrelevant topics.
Codes of Business Conduct and Ethics
      The board of directors has adopted a Code of Business Conduct and Ethics for members of the board of directors, as well as a Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The codes may be found on our website at www.methode.com.
      If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
      The Audit Committee oversees Methode’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The board has determined that each member of the Audit Committee meets the requirements as to independence, experience and expertise established by NASDAQ Stock Market. In addition, the board has determined that Mr. Skatoff is an Audit Committee financial expert as defined by the Securities and Exchange Commission. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed and discussed with Methode’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of Methode’s accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
      Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.
      The Audit Committee discussed with Methode’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Methode’s internal control, and the overall quality of Methode’s financial reporting. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
      In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Lawrence B. Skatoff, Chairman
Isabelle C. Goossen
Paul G. Shelton
George S. Spindler

Auditing and Related Fees
      Our Audit Committee engaged Ernst & Young to examine Methode’s consolidated financial statements for the fiscal year ended April 30, 2005. Fees paid to Ernst & Young for services performed during the 2005 and 2004 fiscal years were as follows:

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$905,600	$360,600
Audit-Related Fees(2)	42,480	93,500
Tax Fees(3)	87,125	79,500
All Other Fees(4)	—	—

	$1,035,205	$533,700

(1)	Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” above. These audit-related fees include fees for employee benefit plan audits, and due diligence services.

(3)	Tax fees principally included tax compliance fees of $41,950 and $51,000, in 2005 and 2004, respectively, and tax advice fees of $45,175 and $28,500 in 2005 and 2004, respectively.

(4)	There were no other fees billed by Ernst & Young in 2005 and 2004.
      Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

EXECUTIVE COMPENSATION
      The Summary Compensation Table below includes, for each of the fiscal years ended April 30, 2005, 2004 and 2003, individual compensation paid for services to Methode and its subsidiaries to Methode’s chief executive officer and the four other most highly compensated individuals serving as executive officers of Methode at the end of fiscal 2005 (the “Named Executives”).
Summary Compensation Table

								All Other
								Compensation
		Annual Compensation			Long Term Compensation			($)(6)

					Awards		Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP
	Fiscal	Salary	Bonus	Compensation	Awards	Options	Payouts
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)(4)	(#)	($)(5)

Donald W. Duda	2005	560,168	193,088	19,682	1,551,875	—	114,498	24,009
President and Chief	2004	278,356	279,915	19,837	1,120,000	—	136,983	6,925
Executive Officer	2003	281,588	132,124	9,450	—	100,000	15,454	7,630
Douglas A. Koman	2005	251,940	78,442	9,600	285,545	—	54,065	10,797
Chief Financial	2004	183,144	93,965	9,600	206,080	—	—	6,371
Officer, Vice	2003	180,794	66,483	9,200	—	35,000	—	6,371
President, Corporate Finance
Robert J. Kuehnau	2005	184,080	78,442	9,600	162,947	—	54,065	10,628
Vice President,	2004	180,084	93,965	9,600	117,600	—	70,135	8,796
Treasurer and	2003	174,209	66,483	9,200	—	20,000	83,836	8,514
Controller
Thomas D. Reynolds(1)	2005	210,350	135,214	23,373	310,375	—	7,763	9,500
Vice President and General Manager, North American Automotive Operations
Joseph K. Sheehan(1)	2005	196,373	4,000	24,602	65,800	—	11,447	14,546
Vice President of European Operations

(1)	Mr. Reynolds and Mr. Sheehan were elected executive officers of Methode in fiscal 2005.

(2)	Represents cash car allowances for the named executives. Includes incremental cost of personal use of the corporate aircraft by the following Named Executives: Mr. Duda, $10,082 and $10,237 in fiscal 2005 and 2004, respectively, and Mr. Reynolds, $14,373 in fiscal 2005. The incremental cost is based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to these trips.

(3)	The amounts shown for fiscal 2005 represent the grant-date value of the following restricted stock awards, all of which are entitled to payments of dividends: 125,000 for Mr. Duda, 23,000 for Mr. Koman, 13,125 for Mr. Kuehnau, 25,000 for Mr. Reynolds and 5,300 for Mr. Sheehan. For each Named Executive, the restricted stock awards vest on April 30, 2008 if Methode has met certain financial targets. At April 30, 2005, the value of these restricted shares were as follows: Mr. Duda, $1,405,000; Mr. Koman, $258,520; Mr. Kuehnau, $147,525; Mr. Reynolds, $281,000; and Mr. Sheehan, $59,572.

(4)	The amounts shown for fiscal 2004 represent the grant-date value of the following restricted stock awards, all of which are entitled to payments of dividends: 100,000 for Mr. Duda, 18,400 for Mr. Koman and 10,500 for Mr. Kuehnau. For each Named Executive, 50% of the restricted stock awards vest on April 30,

2007 and the remaining 50% vest on the same date if Methode has met certain financial targets. At April 30, 2005, the value of these restricted shares were as follows: Mr. Duda, $1,124,000; Mr. Koman, $206,816; and Mr. Kuehnau, $118,020.

(5)	Long-Term Incentive Plan (“LTIP”) payouts represent amounts paid pursuant to Methode’s Longevity Contingent Bonus Program. See “Long-Term Incentive Plans — Awards in Last Fiscal Year” and “Board Compensation Committee Report on Executive Compensation — Long-Term Incentive” below for a description of the Longevity Contingent Bonus Program.

(6)	Includes the following dividends paid on restricted stock awards for the following Named Executives in fiscal 2005: Mr. Duda, $15,000; Mr. Koman, $2,760; Mr. Kuehnau, $1,575; Mr. Reynolds, $2,370; and Mr. Sheehan, $795. Includes the following contribution under Methode’s 401(k) Plan for the following Named Executives in fiscal 2005, 2004 and 2003, respectively: Mr. Duda, $8,217, $6,513, and $7,214; Mr. Koman, $7,167, $6,001 and $6,005; Mr. Kuehnau, $6,121, $6,114, and $6,285; and Mr. Reynolds $6,413 in fiscal 2005. Includes a payment of $13,751 to a defined contribution retirement plan for Mr. Sheehan in fiscal 2005. Includes above-market interest accruals under Methode’s Capital Accumulation Program for Mr. Kuehnau of $1,868, $1,691 and $1,567 in fiscal 2005, 2004 and 2003, respectively. Includes imputed income for term life insurance premiums paid by Methode for the benefit of the following Named Executives in fiscal 2005, 2004 and 2003, respectively: Mr. Duda, $792, $412 and $416; Mr. Koman, $870, $370 and $366; Mr. Kuehnau, $1,064, $991 and $662; and Mr. Reynolds, $717 in fiscal 2005.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
		Value	Underlying Unexercised	In-the-Money
	Shares Acquired	Realized	Options at 4/30/05	Options at FY-End ($)
Name	on Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Donald W. Duda	—	—	204,413/125,000	526,000/37,000
Douglas A. Koman	—	—	88,898/ 63,750	133,371/27,750
Robert J. Kuehnau	—	—	90,243/ 28,333	86,900/11,100
Thomas D. Reynolds	—	—	37,500/ 37,500	51,750/11,100
Joseph K. Sheehan	—	—	11,556/ 9,998	2,492/ 2,466
Long-Term Incentive Plans — Awards In Last Fiscal Year
      Methode has a Longevity Contingent Bonus Program that covers certain officers and key management personnel. The longevity compensation amount is equal to the current bonus received by an eligible employee for a given quarter, and is earned and payable three years after the current quarter only if the eligible employee is still an employee of Methode and his or her employment performance is satisfactory. If for any reason other than death, disability or retirement the officer or key employee terminates his or her employment with Methode during the three-year period or his or her employment performance is not satisfactory, no longevity compensation is payable under this program. If employment terminates due to death, disability or retirement, all outstanding longevity compensation awards will continue to be paid pursuant to the established schedule. The following table includes information regarding amounts payable under the Longevity Bonus Program to the Named Executives based on the bonuses earned in fiscal 2005.

	Performance or Other	Estimated Future Payouts
	Period Until
Name	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

Donald W. Duda	3 years	193,088	193,088	193,088
Douglas A. Koman	3 years	78,442	78,442	78,442
Robert J. Kuehnau	3 years	78,442	78,442	78,442
Thomas D. Reynolds	3 years	135,214	135,214	135,214
Joseph K. Sheehan	3 years	4,000	4,000	4,000

Equity Compensation Plan Information
      This table shows information about our common stock that may be issued upon the exercise of options, warrants and rights as of April 30, 2005 under all of our equity compensation plans.

	(a)	(b)	(c)

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a)

Equity Compensation Plans Approved by Security Holders(1)	1,758,259	$10.28	1,049,845
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,758,259	$10.28	1,049,845

(1)	The equity compensation plans approved by Methode’s stockholders are the 1997 Stock Plan, the 2000 Stock Plan and the 2004 Stock Plan.
Employment Agreements
Employment Security Agreements
      On December 21, 2001, Donald Duda, Douglas Koman, Robert Kuehnau and Thomas Reynolds each entered into an Employment Security Agreement with Methode. Each agreement provides that if within three years of a Change in Control (as defined below) or during a Period Pending a Change in Control (as defined below), Methode terminates the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to (1) a lump sum cash payment equal to three times (one times in the case of Mr. Reynolds) the executive’s annual salary, (2) a lump sum cash bonus payment equal to 100% of the executive’s annual salary plus a pro-rata portion of the executive’s earned but unpaid bonus, (3) continued participation in Methode’s welfare benefit plans for three years (one year in the case of Mr. Reynolds) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits, (4) unpaid salary or other compensation earned with respect to periods prior to the executive’s termination, including accumulated but unused vacation and accrued bonuses under the Longevity Contingent Bonus Program, and (5) a lump sum of any amount payable to the executive pursuant to a tax gross-up payment.
      In general, a “Change in Control” shall have occurred if any of the following occur:

(1)	any person or group is or becomes the beneficial owner of 25 percent or more of Methode’s common stock (excluding shares acquired directly from Methode or acquired in certain mergers and business combinations);

(2)	at any time during any period of two consecutive 12-month periods, members of Methode’s board of directors at the beginning of the period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board. Directors approved by a majority of the Incumbent Board will be considered members of the Incumbent Board. However, directors elected in connection with an actual or threatened proxy contest or solicitation by a third party will not be considered members of the Incumbent Board for this purpose; or

(3)	there is a merger or other business combination of Methode pursuant to which Methode’s stockholders own less than 60 percent of the voting stock of the surviving corporation.

      “Period Pending a Change in Control” is defined in each agreement as the period between the time an agreement is entered into by Methode with respect to a transaction which would constitute a Change in Control, and the closing of such transaction.
Director Compensation
      During the 2005 fiscal year, directors who are not Methode employees were compensated as follows:

		Chair/Lead		Other Comm.	Audit Comm.
	Director	Director	Audit Chair	Chair	Member

Annual director retainer	$35,000
Additional annual retainer		$25,000	$20,000	$10,000	$5,000
Meeting fees for special board meetings and all committee meetings	$500
Restricted stock award grants	3,000
      Directors receive dividends on restricted stock subject to forfeiture. The restrictions on the restricted stock awards lapse ratably over three years. Directors who are also Methode employees are not paid for their services as directors or for attendance at meetings. For the 2006 fiscal year, the additional annual retainer for Audit Committee members will be increased to $10,000 from $5,000 and meeting fees for special board meetings and all committee meetings will be increased to $1,000 from $500.
2004 Stock Plan
      The 2004 Stock Plan provides for awards of certain stock options, non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. All present and future directors, officers and employees are eligible to participate. One million shares have been reserved for issuance. All awards automatically vest, if within 12 months following a change of control the participant is terminated without cause or resigns for reasons relating to relocation, decreased responsibilities or compensation, and in the case of an incentive stock option, non-qualified stock option or stock appreciation right is exercisable for 90 days after termination. A “change of control” is defined as one of the following occurrences: (1) any person becomes the owner of more than 25% of the total vesting power of Methode’s then outstanding common stock; (2) a tender offer is made for our stock, a change of control shall be deemed to have occurred upon the first to occur of (A) the person making the offer owns or has accepted payment for more than 25% of the voting stock or (B) three business days before the offer is to terminate, if, by the terms of the offer, the offeror could own more than 40% of the voting stock, or (3) individuals who were the board’s nominees for election prior to a shareholders’ meeting do not constitute a majority of the board following the election.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under the securities laws of the United States, Methode’s directors, its executive officers, and any persons holding more than 10% of Methode’s common stock are required to report their initial ownership of common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and Methode is required to disclose in this proxy statement any failure to file by the required dates during its fiscal year ended April 30, 2005. All of these filing requirements were satisfied. In making these disclosures, Methode has relied solely on written representations of its directors and executive officers and copies of the reports filed with the Commission.
Compensation Committee Interlocks and Insider Participation
      The current members of the Compensation Committee are Christopher Hornung, Chairman, Warren Batts, Isabelle Goossen, and Paul Shelton. No interlocking relationships exist between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee. No interlocking compensation committee relationships exist between any executive officer of Methode and any executive officer of any other company.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      The Compensation Committee is responsible for the compensation programs affecting the executive officers and key management employees of Methode. The Committee is composed of four independent directors. Methode’s compensation philosophy is comprised of several elements designed to retain key management personnel, reward performance, dedication and historical service to Methode, and to relate executive pay to long-term performance. These elements consist of a base salary, bonus compensation, incentive awards directly relating pay to performance, and long-term incentive awards designed to align executive interests with stockholder interests.
Base Salary
      The Compensation Committee reviews base salaries annually. Although base salaries have not been high relative to other companies of comparable size, bonus compensation has been a key tool for rewarding performance. Mr. Duda received a significant increase in his base salary on May 1, 2004 upon his promotion to President and Chief Executive Officer upon the retirement of Mr. Jensen. Mr. Duda was paid an annual salary of $560,168 in fiscal 2005.
Bonus Compensation
      Quarterly cash bonuses for all officers and managerial personnel are determined pursuant to a bonus plan reviewed at least annually by the Compensation Committee. Pursuant to the bonus plan, the officers’ and managers’ bonus amounts are based on actual sales and profit performance compared to budget and on achieving individual objectives established at the beginning of the fiscal year for the segment of Methode for which they have responsibility, provided they meet certain eligibility requirements. Mr. Duda earned quarterly cash bonuses totaling $193,088 during fiscal 2005.
Long-Term Incentives
      Methode has instituted several plans that are designed to provide long-term incentives for executives by relating executive compensation to Methode’s performance over time as well as by rewarding continued service. The Longevity Contingent Bonus Program (the “Bonus Program”) awards officers and key management personnel a matching bonus (equal to the amount of the current quarterly bonus), which will be considered as earned and payable in three years provided that the participant is still employed and performance has been satisfactory. If, for any reason, other than death, disability, or retirement, the officer or key employee terminates his or her employment with Methode during the three year period, or his or her employment performance is not satisfactory, no longevity compensation is payable under this program. Mr. Duda was paid $114,498 in matching bonus compensation during fiscal 2005.
      The Methode Electronics, Inc. 2000 Stock Plan and the 2004 Stock Plan (the “Stock Plans”) also provide long-term incentive to employees. The Stock Plan provides for the granting of awards of restricted stock, incentive stock options, nonqualified stock options and stock appreciation rights with respect to the common stock. The Compensation Committee administers the Stock Plans and from time to time grants awards under the Stock Plans to selected eligible directors and employees.
Restricted Stock Awards and Cash Bonus Agreements
      The Compensation Committee believes that stock ownership by executive officers is the best way to align the interests of the executive offices with those of Methode’s stockholders. Starting in fiscal year 2004 the Compensation Committee replaced stock options with restricted stock awards as a means to increase long-term ownership by executive officers, who are expected to meet certain ownership levels by the end of fiscal year 2007.
      In June 2005, Methode granted restricted stock awards to the following Named Executives: 125,000 for Mr. Duda, 23,000 for Mr. Koman, 13,125 for Mr. Kuehnau, 25,000 for Mr. Reynolds and 5,300 for

Mr. Sheehan. For each of these officers, the restricted stock awards vest on April 30, 2008, if Methode has met certain financial targets based upon revenue growth and return on invested capital. All of the restricted stock awards are entitled to payments of dividends.
      In connection with these restricted stock awards, Methode agreed to pay each such officer a cash bonus if Methode meets certain financial targets based upon revenue growth and return on invested capital, which shall be measured as of April 30, 2008. The amount of the cash bonuses, if any, will be calculated by multiplying the number representing 50% of each officer’s restricted stock awards described in the paragraph above by the closing price of Methode’s common stock as of April 30, 2008.

COMPENSATION COMMITTEE
Christopher J. Hornung, Chairman
Warren L. Batts
Isabelle C. Goossen
Paul G. Shelton

PERFORMANCE GRAPH
      The following graph sets forth a five year comparison of the cumulative total stockholder returns for the following: (1) Methode’s common stock; (2) the CRSP Total Return Index for The Nasdaq Stock Market (US Companies); and (3) a custom peer group of publicly traded companies. All returns were calculated assuming dividend reinvestment on a quarterly basis.
      The Peer Group includes companies that manufacture, or have business units that manufacture, electrical and electronic connectors, interconnect devices, or controls and components for the automotive, computer, communications systems and other markets. The Peer Group consists of the following companies: Amphenol Corporation, CTS Corporation, Delphi Corporation, Littelfuse, Inc., Molex Incorporated (Class A Common Stock), Thomas & Betts Corporation and TRW Inc.
RELATED PARTY TRANSACTIONS
      There were no related party transactions in fiscal year 2005.

OTHER INFORMATION
Stockholder Proposals
      The Corporate Secretary must receive stockholder proposals no later than April 15, 2006 to be considered for inclusion in Methode’s proxy materials for its next annual meeting. Additionally, Methode’s advance notice by-law provisions require that any stockholder proposal to be presented from the floor of the next annual meeting must be received by the Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 15, 2006 (the first anniversary of the preceding year’s annual meeting). If the date of Methode’s next annual meeting is more than 30 days before or more than 60 days after September 15, 2006, such stockholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following Methode’s public announcement of the meeting date for such annual meeting. Also, such proposal must be, under law, an appropriate subject for stockholder action in order to be brought before the meeting and must contain the information required by the advance notice by-law provision. These notices should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.
Additional Information
      A copy of Methode’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 filed with the Securities and Exchange Commission will be provided to stockholders without charge upon written request directed to Investor Relations, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.
Other Matters
      Neither the board of directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Warren L. Batts
Chairman
Chicago, Illinois
August 12, 2005

METHODE ELECTRONICS, INC.
COMMON STOCK
P R O X Y
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF
METHODE ELECTRONICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Warren L. Batts, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 15, 2005 at 3:30 p.m., Chicago time, at the Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois, and at any adjournment or postponement thereof.
     This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
     Vote On Directors
1. The election of the following nominees as directors: 01) Warren L. Batts, 02) J. Edward Colgate, 03) Darren M. Dawson, 04) Donald W. Duda, 05) Isabelle C. Goossen, 06) Christopher J. Hornung, 07) Paul G. Shelton, 08) Lawrence B. Skatoff and 09) George S. Spindler as directors.

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
☐	☐	☐

IMPORTANT — PLEASE VOTE, SIGN AND RETURN PROMPTLY. When there is more than one owner of shares, both should sign. Signatures should correspond with names printed on this proxy card. When signing as an attorney, executor, administrator, trustee, or guardian, please add your full title as such. If a corporation, please sign in full corporate name, and this proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.
Signature (PLEASE SIGN WITHIN BOX) ______________________ Date: ________________
Signature (Joint Owners) ______________________ Date: ________________

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue, Chicago, IL 60706
If you grant a proxy by telephone or the Internet,
DO NOT mail back the proxy card.
THANK YOU FOR VOTING!
YOU CAN GRANT YOUR PROXY BY TELEPHONE OR INTERNET!
Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:
Grant your proxy by Internet — www.proxyvote.com
 Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Grant your proxy by phone — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.
Grant your proxy by mail
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Methode Electronics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by Methode Electronics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.